                                                                 EXHIBIT 4.1 (b)


                   AMENDMENT NO. 7 TO BUSINESS LOAN AGREEMENT

         This Amendment No. 7 (the "Amendment") dated as of December 31, 1996 is among Bank of America National Trust and Savings Association (the "Bank"), WATSON PHARMACEUTICALS, INC. ("WPI"), WATSON LABORATORIES, INC. ("WLI") and CIRCA PHARMACEUTICALS, INC. ("CPI") (WPI, WLI and CPI are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

                                    RECITALS

A. The Bank and the Borrowers entered into a certain Business Loan Agreement dated as of June 30, 1994 as previously amended (the "Agreement").

B.       The Bank and the Borrowers desire to further amend the Agreement.


                                    AGREEMENT


1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.


2.       AMENDMENTS. The Agreement is hereby amended as follows:


                  2.1 In subparagraph (a) of Paragraph 1.1 of the Agreement, the AMOUNT "TWENTY MILLION DOLLARS ($20,000,000)" is substituted for the amount "TEN MILLION DOLLARS ($10,000,000)".


                  2.2 In Paragraph 1.2 of the Agreement, the date "AUGUST 1, 1998" is substituted for the date "NOVEMBER 1, 1996".


                  2.3 Subparagraph (a) of Paragraph 1.3 of the Agreement is amended in its entirety and shall read as follows:

                           "(a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-quarter (.25) of a percentage point."


                  2.4 Subparagraph (a) of Paragraph 1.6 of the Agreement is amended in its entirety and shall read as follows:

                           "(a) 'SHORT TERM FIXED RATE' means the Short Term Base Rate plus eighty-five hundredths (.85) of a percentage point."


                  2.5 The first sentence in Paragraph 1.7 of the Agreement is amended in its entirety and shall read as follows:

                           "OFFSHORE RATE. The Borrowers may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus eighty-five hundredths (.85) of a percentage point."

                  2.6 In Paragraph 2.2 of the Agreement, the date is "AUGUST 1, 1997" substituted for the date "JUNE 1, 1996".


                  2.7 In subparagraph (b) of Paragraph 2.6 of the Agreement, the date "SEPTEMBER 1, 1997" is substituted for the date "JULY 1, 1996" and "AUGUST 1, 2002" is substituted for the date "JUNE 1, 2002".


                  2.8 Article 4 and its subsequent paragraphs are deleted in their entirety.


                  2.9 In Paragraph 4A.4 of the Agreement, the date "AUGUST 1, 1997" is substituted for the date "JUNE 1, 1996".


                  2.10 In subparagraph (b) of Paragraph 4A.4 of the Agreement, the date "JULY 1, 2004" is substituted for the date "MAY 1, 2003".


                  2.11 The first phrase in Paragraph 9. 1 of the Agreement is amended as follows:

                           "To use the proceeds of Facility No. 1 only for the Borrowers' general corporate purposes and joint venture investments;"


                  2.12 Subparagraph (a) of Paragraph 9.2 of the Agreement is amended in its entirety and shall read as follows:

                            "(a) Copies of WPI's Form 10-K Annual Report and
                           Form 10-Q Quarterly Report within 30 days after the date of filing with the Securities and Exchange Commission."


                  2.13     Subparagraphs (b), (c), (d), (e) and (h) of Paragraph
                           9.2 of the Agreement are deleted in their entirety.


                  2.14 Paragraph 9.3 of the Agreement is deleted in its entirety.

                  2.15 Paragraph 9.4 of the Agreement is amended in its entirety and shall read as follows:

                           "9.4 TANGIBLE NET WORTH. With respect to WPI, to maintain on a consolidated basis, tangible net worth equal to at least the following:

                           (1) From and including the date hereof to but excluding the Oclassen Merger Date, the sum of:

                                    (a)      Three Hundred Twenty Five Million
                                             Dollars ($325,000,000); plus

                                    (b)      the sum of 50% of net income after
                                             income taxes (without subtracting
                                             losses) earned in each quarterly
                                             accounting period commencing
                                             December 31, 1996.

                           (2) On and after the Oclassen Merger Date, the sum of:

                                    (a)      Three Hundred Fifty Million Dollars
                                             ($350,000,000); plus

                                    (b)      the sum of 50% of net income after
                                             income taxes (without subtracting
                                             losses) earned in each quarterly
                                             accounting period commencing March
                                             31, 1997.

                           'Oclassen Merger Date' means the date on which Oclassen Pharmaceuticals, Inc. becomes a wholly-owned subsidiary of WPI; 'tangible net worth' means the gross book value of WPI's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of WPI) plus debt subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.'


                  2.16 Paragraph 9.6 of the Agreement is amended in its entirety and shall read as follows:

                           '9.6 CASH FLOW COVERAGE RATIO. With respect to WPI, to maintain on a consolidated basis, cash flow coverage ratio of at least 2.0:1.0.

                           'Cash flow coverage ratio' means the sum of net income after taxes, plus depreciation and other non-cash charges, plus interest expense minus dividends and non-financed capital expenditures divided by the sum of interest expense, plus the current portion of capital leases and the current portion of long-term debt. This ratio will be calculated at the end of each fiscal quarter. The current portion of long term debt and the current portion of capital leases will be measured as of the last day of the preceding fiscal quarter."


                  2.17 Subparagraph (e) of Paragraph 9.8 of the Agreement is amended in its entirety to read as follows:

                           "(e) Additional debts and lease obligations of Borrowers for business purposes."


                  2.18 Subparagraph (d) of Paragraph 9.9 of the Agreement is amended in its entirety to read as follows:

                           "(d) Additional purchase money security interest in personal and non-personal property acquired by the Borrowers or any one of them."


                  2.19 Paragraph 9.10 of the Agreement is deleted in its entirety.


                  2.20 In Paragraph 9.11 of the Agreement, the definition of "Line year" is amended in its entirety to read as follows:

                           " 'Line year' means the period between August 1, 1996 and July 31, 1997, and each subsequent one-year period (if any)."

                  2.21 In subparagraph (a) of Paragraph 9.12 of the Agreement, the amount "One Million Dollars ($1,000,000)" is substituted for the amount "One Hundred Thousand Dollars ($100,000)".


                  2.22 Subparagraph (f) of Paragraph 9.20 of the Agreement is amended in its entirety to read as follows:

                                    "(f) make any loans or advances to or
                                    investments in any person or entity in
                                    excess of an aggregate amount at any time exceeding twenty percent (20%) of the Borrowers' tangible net worth, as of the period beginning January 1, 1997, subject to the Borrowers being in compliance with all other terms and conditions."


                  2.23 In Paragraphs 11.5 of the Agreement, the amount "Two Million Five Hundred Thousand Dollars ($2,500,000)" is substituted for the amount "One Million Dollars ($1,000,000)".


                  2.24 In Paragraphs 11.6 of the Agreement, the amount "Two Million Five Hundred Thousand Dollars ($2,500,000)" is substituted for the amount "Seven Hundred Fifty Thousand Dollars ($750,000)".


                  2.25 Paragraph 11.9 of the Agreement is amended in its entirety to read as follows:

                           "11.9 CROSS-DEFAULT. Any default occurs under one or more agreements of any Borrower (or any guarantor), including without limitation, agreements obtaining credit, guaranties, and supplier agreements, where the aggregate amount of obligations thereunder exceed Five Million Dollars ($5,000,000)."


         3. CONDITIONS. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

                  3.1 PERIODIC FEE. (FACILITY NO. 1) The Borrowers agree to pay (i) a fee in the amount of Five Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($5,833.33) payable on or before the date of this Amendment covering the period from January 1, 1997 through July 31, 1997; and (ii) a fee in the amount of Ten Thousand Dollars ($10,000) payable on August 1, 1997 covering the period from August 1, 1997 through July 31, 1998.

                  3.2 A Corporate Resolution to Obtain Credit executed by each Borrower in an amount not less than Forty Million Dollars ($40,000,000).


         4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

         This Amendment is executed as of the date stated at the beginning of this Amendment.


BANK OF AMERICA                          WATSON PHARMACEUTICALS, INC.
National Trust and Savings Association


X     /s/ Curt L. McCombs                X    /s/ Allen Chao
-------------------------                ---------------------------------------
By: Curt L. McCombs, Vice President      By: Allen Chao, Chairman and Chief
                                         Executive Officer

                                         X    /s/ Michel J. Feldman
                                         ---------------------------------------
                                         By: Michel J. Feldman, Secretary


                                         WATSON LABORATORIES, INC.

                                         X    /s/ Allen Chao
                                         ---------------------------------------
                                         By: Allen Chao, President

                                         X    /s/ Chato Abad
                                         ---------------------------------------
                                         By: Chato Abad, Vice President of
                                         Finance


                                         CIRCA PHARMACEUTICALS, INC.

                                         X    /s/ Allen Chao
                                         ---------------------------------------
                                         By: Allen Chao, Chairman of the Board

                                         X    /s/ Michel J. Feldman
                                         ---------------------------------------
                                         By: Michel J. Feldman, Secretary